Exhibit 10.7

THIS BONUS AGREEMENT (the “Agreement”) is made on 10 February 2021

BETWEEN:

(1)

Allego Holding B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid, incorporated under the laws of the Netherlands, having its registered office in Arnhem, The Netherlands and its principal place of business at Westervoortsedijk 73 LB1, 6827 AV Arnhem with registration number 73282754 (the “Company”); and

(2)	Alexis Galley, born on June 27th 1964 and residing at 16 sente de la Procession 78220 Viroflay France(the “Employee”); and

BACKGROUND

(A)	The Employee has entered into a service agreement with effect from January 29th, 2021 with Allego France (the “Service Agreement”);

(B)

With a view to a possible equity investment round whereby third parties will acquire shares or any other equity or equity-related securities issued by Allego Holding B.V. or any of its subsidiaries from time to time (each, an “Equity Investment”), the Company and the Employee have agreed on a potential bonus for the Employee.

(C)	The Company and the Employee now wish to record the relevant arrangements in this Agreement.

1.	BONUS

1.1

Subject to the terms and conditions set out in this Agreement, the Company shall pay the Employee a cash bonus (the “Bonus”). The amount of the Bonus depends on the aggregate amount of the Equity Investments as well as on the market value of Allego Holding B.V. after the consummation of the Equity Investments and used for the Equity Investments.

1.2	A Bonus will only be payable if the following thresholds are met in relation to the Equity Investment:

(i)	If the aggregate amount of the Equity Investments is less than 250 M€, the Bonus will be EUR 0.

(ii)

If the aggregate amount of the Equity Investments is above 250 M€, the Bonus will be EUR 800 000 gross, provided that the value of Allego Holding B.V. after consummation of such Equity Investments (“Completion”) is at least 1000 M€. If the value of Allego Holding B.V. after Completion is not at least 1000 M€, the Bonus will be EUR 0.

1.3

In relation to the Bonus, in the event that Completion does not occur on or before 30th June 2022, unless extended by the Company, this Agreement and any eligibility to the Bonus shall lapse and the Employee shall not be entitled to any payment, compensation or damages.

2.	EMPLOYMENT CONDITION

2.1	The eligibility of the Employee on the Bonus is also conditional upon:

(i)	The Employee’s acceptance of the terms of the Bonus by signing this Agreement and returning it within fourteen days to Julien Touati;

(ii)	The Employee’s continued Service Agreement by Allego France on Eligibility Date (as defined below), subject to clause 2.3 of this Agreement; and

((i) and (ii) above hereinafter collectively the “Conditions”)

2.2

If the Employee is eligible to the Bonus, the Bonus will be awarded to the Employee at Completion (the “Eligibility Date”) and be paid out at the first regular wages or compensation payment date in the month after the Eligibility Date. Any payment due to be made to the Employee under this Agreement shall be made to the Employee on the bank account on which salary or compensation payments are made to the Employee in the ordinary course of the Employee’s Services Agreement, unless the Employee gives written notice of a different bank account to the Company ultimately five days prior to the date on which the relevant payment becomes payable in accordance with the terms of this Agreement.

2.3

No payment referred to in this Agreement shall be made to the Employee and the Employee’s entitlement to any remaining payments under the Bonus shall lapse in full without notice and without any compensation or damages being due if, at the Eligibility Date:

(i)	the Employee has given notice of termination;

(ii)	the Employee has, for whatever reason, in the period from the date of this Agreement up to the Eligibility Date, been absent from work for a consecutive period of more than 25 working days;

(iii)	actions have been undertaken which could lead to termination of the Employee’s Services Agreement on any grounds other than (a) death, (b) serious illness or permanent disability or (c) redundancy;

(iv)	the Employee is acting, or has acted, in breach of the non-competition and non-solicitation clause as set out in the Services Agreement];

(v)	the Conditions (listed in clause 2.1 of this Agreement) have not been met;

(vi)	the Employee has not complied with your Confidentiality Obligation referred to in clause 4 of this Agreement.

3.	TAXATION AND EMPLOYMENT BENEFITS

3.1

Any amount under this Agreement shall be gross and therefore subject to any withholding taxes and social security premiums. Any payment under this Agreement is an incidental payment which does not in any way or form part of the Employee’s regular employment terms and will be excluded from earnings for all compensation and benefits purposes including, but not limited to, any bonus and incentive, pension, retirement and welfare plans and arrangements and vacation and other paid time off allowances, transition allowance (transitievergoeding), reasonable compensation (billijke vergoeding) or other (severance) payments. Any amount under this letter shall be paid to you by the Company or by a third party upon instruction of Allego Holding BV.

3.2

Nothing in this Agreement changes the provisions of the Services Agreement with the Company. In addition, the Employee is expected to abide by all company policies and code of conduct applicable to employees of the Company.

4.	CONFIDENTIALITY

4.1

The Employee acknowledges and agrees that all compensation details and terms contained in this Agreement must remain strictly private and confidential. Furthermore, the Employee is not allowed to share any confidential information relating to Allego Holding B.V. and/or its subsidiaries or any information in connection with the Equity Investment with any person without the direct and prior written consent of Mathieu Bonnet (“Confidentiality Obligation”).

5.	MISCELLANEOUS

5.1	The Employee’s rights under this Agreement cannot be adversely affected without the Employee’s express written consent.

5.2	The right to the Bonus is personal and may not be sold, exchanged, pledged or otherwise transferred or disposed of.

5.3	This Agreement may be executed in any number of counterparts each of which is an original and all of which together evidence the same agreement.

5.4	This Agreement is governed by and shall be construed in accordance with Dutch law and is subject to the exclusive jurisdiction of the Dutch Courts.

THUS AGREED AND SIGNED IN TWOFOLD ON FEBRUARY 10, 2021

ALLEGO HOLDING B.V. By: Mathieu Bonnet, CEO

By: ALEXIS GALLEY

For acknowledgement and confirmation: By: Julien Touati

Title: Non-executive board member Allego Holding B.V.

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